   As filed with the Securities and Exchange Commission on November 12, 1999
                                                        Registration No. 333-
                                                        ========================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                LEARN2.COM, INC.
             (Exact name of registrant as specified in its charter)
           Delaware                                           75-2480669
(State or other jurisdiction of                            (I.R.S. Employer
  incorporation organization)                             Identification No.)
                             1311 Mamaroneck Avenue
                          White Plains, New York 10605
                                 (914) 682-4300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 STEPHEN P. GOTT
                      President and Chief Executive Officer
                                Learn2.com, Inc.
                             1311 Mamaroneck Avenue
                          White Plains, New York 10605
                                 (914) 682-4300
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:
                               GERALD ADLER, ESQ.
                      Swidler Berlin Shereff Friedman, LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 758-9500
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

      As soon as practicable after the effective date of this registration statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

====================================================================================================
      Title of                                 Proposed      Proposed Maximum
     Shares to           Amount to         Maximum Offering      Aggregate           Amount of
   be Registered       be Registered       Price Per Share    Offering Price    Registration Fee (2)
   -------------       -------------       ---------------    --------------    --------------------
----------------------------------------------------------------------------------------------------
  Common Stock, par    1,135,709 shares (1)    $3.09           $3,509,340.81           $975.60
value $0.01 per share
====================================================================================================

(1) Pursuant to Rule 416, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)   The Registration Fee has been calculated pursuant to Rule 457 as follows:
      1,135,709 multiplied by .000278 multiplied by $3.09, the average of the bid and asked sales prices of the Registrant's Common Stock as included on The Nasdaq Stock Market on November 9, 1999.

                    -----------------------------------------

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                LEARN2.COM, INC.

                               1,135,709 SHARES OF
                                  COMMON STOCK

      We are furnishing this document to you to allow the selling stockholders to sell up to 1,135,709 shares of our common stock. The selling stockholders may sell these shares from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions.

      Our common stock is quoted on The Nasdaq Stock Market under the symbol "LTWO". On November 9, 1999, the closing price of our common stock as reported by The Nasdaq Stock Market was $3.09 per share.

      WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 3 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH LEARN2.COM, INC. AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is November __, 1999.

                                LEARN2.COM, INC.

      We develop and distribute online advanced learning and training products and technologies. To strengthen our position in the marketplace, we have acquired three companies. Street Technologies, Inc., now known as Learn2, Inc., which we acquired in February 1999, markets and distributes multimedia tutorials over the Internet and corporate intranets utilizing its internally developed technologies. Panmedia Corporation, which we acquired in May 1999, offers a wide spectrum of step-by-step instructions on skills, activities and tasks through www.learn2.com. ViaGrafix Corporation, which we acquired in August 1999, is a leading provider of multimedia tutorials on a wide variety of computer software topics.

      Our goal is to become the world's leading provider of engaging learning products and services. Our mission is to provide our customers, including consumers, corporations, government agencies and educational organizations, with a complete solution for learning.

      Our products provide an engaging learning experience to consumer and corporate customers by allowing interactive multimedia and animated courseware to be accessed instantly on the Internet. Through our website, www.learn2.com, we are also an Internet learning community that offers consumers tips and step-by-step instructions on a broad spectrum of skills, activities and tasks, as well as immediately accessible multimedia consumer training courses and tutorials. Corporations have access to the same high quality tutorials through Learn2University, which includes additional features such as reporting and administration.

      Learn2.com was incorporated on April 28, 1993 under the laws of the State of Delaware. Our principal executive offices are located at 1311 Mamaroneck Avenue, White Plains, New York 10605. Our telephone number is (914) 682-4300. Our Website is at www.learn2.com. Information contained on our Website is not part of this Prospectus.

                                  RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY.

We have an evolving and unpredictable business model. In addition, we face intense competition and we must effectively manage our growth and respond quickly to rapid changes in customer demands and industry standards. We may not succeed in addressing these challenges and risks.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT.

As of December 31, 1998, we had an accumulated deficit of approximately $83 million. We expect to incur net losses through at least the end of 2000 and may continue to incur net losses thereafter.

SIMILAR TO OTHER INTERNET COMPANIES, WE ARE MAKING A SUBSTANTIAL INVESTMENT IN OUR BUSINESS AND MAY NEED TO RAISE ADDITIONAL FUNDS.

Additional funds may be raised through joint ventures, the sale of assets, the incurrence of debt, or the issuance of securities. If additional funds are raised through the issuance of equity or convertible securities, your percentage ownership in Learn2.com will be reduced. Also, these securities may have rights, preferences or privileges senior to common stock. However, it is possible that additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to realize our business plan.

DUE TO OUR LIMITED OPERATING HISTORY AND THE UNPREDICTABILITY OF OUR INDUSTRY, WE CANNOT ACCURATELY FORECAST OUR REVENUES.

Our quarterly operating results will fluctuate for many reasons, including:

o     Seasonal buying patterns by our customers.
o Our ability to retain existing customers, attract new customers and satisfy our customers' demand.
o     Changes in gross margins of our current and future products and services.
o Introduction of our new web sites, services and products or those of our competitors.
o Changes in usage of the Internet and online services and consumer acceptance of the Internet and electronic commerce.
o     Timing of upgrades and developments in our systems and infrastructure.
o     The level of traffic on our web sites.
o The effects of acquisitions and other business combinations, and related integration.
o     Technical difficulties, system downtime or Internet brownouts.

You should not rely on period-to-period comparisons of our financial results to forecast our future performance. Our future operating results may fall below the expectations of securities analysts or investors, which would likely cause the trading price of our common stock to decline.

WE FACE RAPID TECHNOLOGICAL CHANGE AND FREQUENT NEW PRODUCT INTRODUCTIONS.

The markets for our products and services are characterized by rapid technological change, frequent new product introductions and evolving industry standards. We believe that our future success depends upon our ability to develop and market products and services that incorporate and apply new technologies, and our ability to enhance and expand our existing product lines and services. We will need to spend significant amounts of capital to develop, market and enhance our products and services to meet and take advantage of technological changes. We may not be:

o     Able to develop or market new products or services successfully
o     Successful in commercially developing new products and services
o Able to respond effectively to technological changes, new industry standards, or new products or services offered by our competitors
o     Able to raise sufficient capital when required to implement our strategies

Our future success will depend upon, among other factors, the extent to which companies continue to adopt web based learning programs, the proliferation of multimedia PCs inside corporations and the acceptance of the Internet as a viable distribution medium. If our solutions do not become widespread or we do not achieve market acceptance, or are unable to anticipate technological change or evolving industry standards and successfully introduce new products our business, results of operations, and financial condition could be adversely affected. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including the lack of acceptable security technologies, potentially inadequate development of the necessary infrastructure, or the lack of timely development and commercialization of performance improvements. If the market develops more slowly than expected or becomes saturated with competitors, or if our products and services do not sustain market acceptance, our business, operating results and financial condition could be materially and adversely affected.

WE FACE A RISK OF SYSTEM FAILURE.

Our operations depend to a significant extent on our ability to maintain our computer and telecommunications systems. We must also protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Although we have arranged for back-up for our network control, this measure does not eliminate the risk to our operations from a natural disaster or system failure. In addition, growth of our customer base may strain the capacity of our computer operations center and telecommunications systems and/or lead to degradations in performance or system failure. Any damage to or loss of our computer and telecommunications networks including our operations center could adversely affect the performance of our business.

CERTAIN EVENTS COULD RESULT IN A DILUTION OF YOUR OWNERSHIP OF OUR COMMON STOCK.

As of September 30, 1999, we had 50,993,030 shares of common stock outstanding and 11,247,153 common stock equivalents including convertible notes, warrants and stock options. The exercise prices and conversion prices, as the case may be, of the common stock equivalents range from $.01 and $11.50 per share. These common stock equivalents also provide for antidilution protection upon the occurrence of stock splits, redemptions, mergers and other similar transactions. If one or more of these events occurs the number of shares of our common stock that may be acquired upon conversion or exercise would increase. If converted or exercised these securities will result in a dilution to your percentage ownership of our common stock. If we continue to acquire new companies through the issuance of common or preferred stock your percentage of ownership may be diluted.

WE ANTICIPATE INCREASED OPERATING EXPENSES AND MAY EXPERIENCE LOSSES.

We expect our operating expenses to continue to increase significantly as we expand our sales and marketing operations, continue to develop and extend our products and services, and develop and acquire complementary businesses and technologies. As a result, we may experience significant losses on a quarterly and annual basis.

WE HAVE A SUBSTANTIAL INVESTMENT IN PURSUING CORPORATE SALES.

We recently began major efforts to sell directly to corporate customers, and have incurred costs and made investments in a direct corporate sales force and the infrastructure to support this sales force. We expect to incur significant additional costs as we continue to pursue corporate sales. Direct sales to corporate customers have long sales cycles which can be in excess of one year. The sales and timing of licensing agreements to corporate customers could cause volatility in, and materially adversely affect, our quarterly operating results. If this strategy is unsuccessful, we may not be able to recover the significant costs of pursuing this strategy. Further, we could be at a competitive disadvantage by not having allocated our resources to other sales opportunities.

WE WILL CONTINUE TO EXPAND INTO INTERNATIONAL MARKETS IN WHICH WE HAVE LIMITED EXPERIENCE.

A part of our strategy is to develop international markets. We have entered into distribution arrangements in the United Kingdom, France, Germany, Japan, Australia, Turkey and Canada. We or our partners may not be able to successfully market our products and services in foreign markets.

We have limited experience in developing localized versions of our products and marketing our products and services internationally. We rely on the efforts and abilities of our international business partners in those activities.

In addition to uncertainty about our ability to continue to generate revenues and expand our international presence, there are certain risks inherent in doing business internationally, including:

      o     local economic and market conditions.

      o difficulties in enforcing intellectual property and contractual rights.

      o the need for compliance with a variety of international and United States export regulations.

      o     unexpected changes in regulatory requirements.

      o     trade barriers.

      o difficulties in staffing and managing international operations because of distance, language and cultural differences.

      o     longer payment cycles.

      o     currency exchange rate fluctuations.

      o     problems in collecting accounts receivable.

      o     political and economic instability.

      o     export restrictions.

      o     seasonal fluctuations in business activity.

      o     potentially adverse tax consequences.

One or more of theses factors could have a material adverse effect on our future international presence and, consequently, on our business, operating results and financial condition.

WE MUST MANAGE OUR RECENT GROWTH AND SUCCESSFULLY INTEGRATE RECENTLY ACQUIRED COMPANIES IN ORDER TO ACHIEVE DESIRED RESULTS.

As part of our business strategies, we have completed several acquisitions including our recent acquisitions of Street Technologies, Panmedia and ViaGrafix. We may enter into additional business combinations and acquisitions. However, each acquisition brings challenges associated with integrating acquired businesses, services, product lines or technologies. Among risks associated even with successful acquisitions are:

      o the difficulty of assimilating the operations and personnel of the acquired companies.

      o the potential disruption of the ongoing business and distraction of management.

      o the difficulty of incorporating acquired or licensed technology or content into our products and services.

      o the impairment of relationships with employees and customers as a result of integration of new management personnel.

      o the potential unknown liabilities associated with acquired businesses.

OUR EXPECTED BENEFITS OF THE VIAGRAFIX ACQUISITION MAY NOT BE REALIZED.

If we are not able to effectively integrate our operations and personnel in a timely and efficient manner, then the benefits of the merger will not be realized. In particular, if the integration is not successful:

o     Our operating results may be adversely affected
o     We may lose key personnel

In addition, the market price of Learn2.com common stock may decline as a result of the merger if:

o We do not achieve the perceived benefits of the merger as rapidly or to the extent we anticipate.
o The effect of the merger on our financial results is not consistent with the expectations of securities analysts.
o The dilution of Learn2.com common stock negatively affects our stock price.
o The attention and effort devoted to the integration of the two companies diverts management's attention from other important issues.

WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY.

Successfully achieving our growth plan depends on our ability to:

o     Continue to develop and market our products and services.
o     Maintain and increase our customer base.
o     Effectively integrate businesses and technologies.
o     Continue to identify, attract, retain and motivate qualified personnel.

THE ACQUISITION OF VIAGRAFIX COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

If the benefits of the merger do not exceed the costs associated with the merger, including the dilution to our stockholders resulting from the issuance of our common stock in connection with the merger, then our financial results, including earnings per share, could be adversely affected.

THE FAILURE OF OUR MERGER WITH PANMEDIA OR VIAGRAFIX TO QUALIFY AS A POOLING OF INTERESTS COULD NEGATIVELY AFFECT OUR COMBINED FINANCIAL RESULTS.

The failure of our merger with Panmedia or ViaGrafix to qualify as a pooling of interests could materially and adversely affect our reported earnings and could also adversely affect the market price of our common stock. The eligibility to qualify as a pooling of interests depends upon circumstances and events occurring after the effective time of the Panmedia or ViaGrafix merger, some of which are outside of our control.

OUR STOCK PRICE HAS HISTORICALLY BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.

The trading price of our common stock can fluctuate significantly. For example, during the

52- week period ended September 30, 1999, the market price of our common stock ranged from $1.81 to $10.00. The stock price may fluctuate in response to a number of events and factors, including:

      o     quarterly variations in operating results.

      o announcements of technological innovations or new products and services by us or our competitors.

      o changes in financial estimates and recommendations by securities analysts.

      o the operating and stock price performance of other companies that investors may deem comparable.

      o     news reports relating to trends in our markets.

In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of operating performance. A drop in the market price of our common stock may adversely affect our business and financial opportunities.

WE EXPECT TO RELY ON RESELLERS, INCLUDING INTERNET MERCHANTS, TO ENHANCE SALES.

Our resellers may not devote the resources necessary to provide effective sales and marketing to support us. A significant portion of our growth strategy is to increase sales of our products and services over the Internet. We currently have relationships with online services and Internet content providers. Additionally, we have relationships with authorized resellers. Our distribution agreements are not exclusive and may be terminated upon certain conditions. Certain agreements with our distribution partners do not require minimum purchase commitments or have payment terms for periods up to one year and allows them to return products. These contracts may not result in revenues. We may not be successful in either expanding our current relationships, or attracting new Internet merchants. The failure to do so could significantly impact our ability to increase sales.

Some of our resellers are small organizations with limited capital. Accordingly, if a significant number of these resellers were to experience financial difficulties, or otherwise become unable or unwilling to promote, sell or pay for our products, our results of operations could be adversely affected.

OUR PRODUCTS ARE DESIGNED FOR MICROSOFT TECHNOLOGIES.

Our products are designed primarily for Microsoft technologies. We believe that Microsoft technologies are, and will continue to be, widely utilized by our customers. However, if these customers do not actually adopt and continue to utilize these technologies as anticipated or in the future migrate to other computing technologies that we do not support, we may have to spend significant capital and other resources including personnel to adapt our products to these alternative technologies.

WE DEPEND ON OUR ABILITY TO RETAIN KEY PERSONNEL AND ATTRACT NEW QUALIFIED PERSONNEL.

We are substantially dependent on the continued services of Stephen P. Gott, President, Chief Executive Officer of Learn2.com and a Director, Jason R. Roberts, a Director, and Michael A. Webster, a Director. If any of them were to leave our employ, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary training and experience.

We expect that we will need to hire additional personnel in all areas. The competition for qualified personnel is intense. At times, we have experienced difficulties in hiring personnel with the right training or experience. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, our business may be adversely affected.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WHICH ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE.

Many parties are actively developing and improving technologies which compete with our proprietary technologies and patents. We believe that these parties will continue to take steps to protect these technologies, including seeking patent protection. As a result, we believe that disputes regarding the ownership of these technologies could arise in the future.

Third parties may assert claims against us alleging infringement of patents, copyrights, trademark rights, trade secret rights or other proprietary rights or alleging unfair competition. In the event that we determine that licensing patents or other proprietary rights is appropriate, we may not be able to license proprietary rights on reasonable terms or at all. As the number of products in our target markets increase and the functionality of these products further overlap, we may become increasingly subject to infringement claims. We may incur substantial expenses in defending against third-party infringement claims regardless of the merit of those claims. In the event that there is a determination that we have infringed third-party proprietary rights, we could incur substantial monetary liability and be prevented from using the rights in the future.

OUR INTELLECTUAL PROPERTY RIGHTS ARE COSTLY AND DIFFICULT TO PROTECT.

We rely on a combination of the following to protect our intellectual property rights:

      o     patents.

      o     trade secrets.

      o     copyright and trademark laws.

      o     nondisclosure agreement.

      o     other contractual provisions and technical measures.

None of these protections may be adequate to prevent our competitors from copying or reverse-engineering our products, concepts, tradenames and trade dress. Further, none of these protections prohibit our competitors from independently developing technologies that are substantially equivalent or superior to our technologies.

We license certain products under shrink-wrap licenses that are not signed by our licensees. These shrink-wrap licenses may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries in which our products are or may be licensed do not protect us to the same extent as the laws of the United States.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Third parties may infringe or misappropriate our patents, trademarks or other proprietary rights, which could have a material adverse effect on our business, results of operations or financial condition. While we enter into confidentiality agreements with our material employees, guides, consultants and strategic partners, and generally control access to and distribution of our proprietary information, the steps we have taken to protect our proprietary rights may not prevent misappropriation. We also attempt to register our trademarks and service marks. However, we cannot assure you that any of trademark registrations or patent applications will be approved. Even if they are approved, such trademarks or patents may be successfully challenged by others or invalidated. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been, and we expect to continue to be, subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS.

Our license agreements with customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain state and foreign jurisdictions.

THE SUCCESSFUL OPERATION OF OUR BUSINESS DEPENDS UPON THE SUPPLY OF CONTENT OTHER THAN RELATED TO OUR CURRENT LIBRARY.

Our inability in the future to obtain content from third parties or to develop our own content could result in delays in products introductions or shipments. We depend on the quality and reliability of the content licensed and timely delivery of this content by our sources. Although we have agreements specifying the terms of the licenses, these agreements may not be enforceable. We believe that we can arrange alternate sources for some or all of our content, but the inability of any of these content providers to provide content to us on a timely basis could affect the performance of our business.

NET OPERATING LOSS CARRYFORWARDS MAY BE SEVERELY LIMITED.

Our net operating loss carryforwards were approximately $80 million as of December 31, 1998. These net operating loss carryforwards expire at various dates through 2018 and under Section 382 of the Internal Revenue Code may be limited due to ownership changes. Future stock issuances may result in an ownership change of Learn2.com under Section 382. Section 382 contains rules that limit the ability of a company to offset pre-ownership change net operating losses and credit carryovers against post-ownership change taxable income. As a result, our net operating loss carryforwards could be severely limited in the future for use to offset any income of ours in any particular year.

THE DEVELOPMENT OF OUR GRAPHICS SOFTWARE PRODUCTS AND STREAMING TECHNOLOGIES IS COMPLEX.

The development of our graphics software products and streaming technologies is a complex process. This can result in lengthy development cycles, extended testing periods and undetected errors or bugs in the software programs. These factors can result in loss of market acceptance, loss of reputation, and loss of market share if products of competitors either are available on the market first, or are viewed as more reliable than our products.

A SIGNIFICANT PORTION OF OUR PRODUCTS ARE SOLD TO MAJOR DISTRIBUTORS.

Historically, we have relied upon sales to Ingram Micro, Inc., a distributor that supplies resellers, including major retailers. Recently, we have begun to rely on sales to both Ingram and Tech Data Corporation, another major distributor. We do not have a written agreement with Ingram, and neither Ingram nor Tech Data are required to make any minimum purchases. If either or both of these distributors do not actively market our products or if they fail to maintain their relationships with major retailers, our sales could be materially adversely impacted. Also, both Ingram and Tech Data do and may continue to sell competitors' products.

WE ALSO DEPEND ON MAJOR RETAILERS TO MARKET OUR PRODUCTS.

We rely on certain retailers to market our products to end-users. The major retailers selling our products are:

      o     America Online, Inc.

      o     Best Buy Company, Inc.

      o     CompUSA Inc.

      o     Fry's Electronics, Inc.

      o     Hastings Entertainment, Inc.

      o     Micro Center, trade name of Micro Electronics, Inc.

      o     Office Max, Inc.

      o     Staples, Inc.

Our direct and indirect sales to our six top retailers accounted for approximately 41% of our 1998 revenues. Indirect sales of products are supplied to certain retailers through distributors including Ingram and Tech Data.

We will continue to invest significant resources to expand our relationships with these retailers and to develop relationships with new retailers. However, these retailers or other retailers may not continue to provide shelf space and marketing for our products. The failure of retailers to effectively market our products could have a material adverse effect on our business and financial condition.

THE YEAR 2000 PROBLEM COULD CAUSE OUR SOFTWARE PRODUCTS AND THOSE OF OUR SUPPLIERS TO MALFUNCTION.

Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish twenty-first century dates from twentieth century dates. To function properly, these date-code fields must distinguish twenty-first century dates from twentieth century dates and as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with those "Year 2000" requirements.

We are dependent on the operation of numerous systems that may be adversely affected by the Year 2000 problem, including:

      o     our internal systems.

      o equipment, software and content supplied to us by third-party vendors including outside providers of web-hosting services.

In addition, our future business depends on the successful operation of the Internet following the commencement of the Year 2000. If the Internet is inaccessible for an appreciable period of time, or if customers and users are unable to access our web sites, our business and revenues could be materially and adversely affected. We are also subject to external factors that might generally affect industry and commerce, including Year 2000 compliance failures in the telecommunications, banking, utilities and transportation industries.

CLASS ACTION.

On May 22, 1998, a lawsuit was filed in the United States District Court for the Northern District of Texas by Jonathan L. Gordon, as a punitive class action against ViaGrafix Corporation and certain of its officers and directors claiming violations of the Securities Act for alleged misrepresentations and omissions in ViaGrafix's prospectus issued in connection with its initial public offering made in March 1998. Mr. Gordon and certain others have sought designation as lead plaintiffs in the action. We believe the lawsuit is without merit. Our response is not yet due.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the common stock described in this document. The selling stockholders will receive all of the proceeds from the sale of the common stock described in this prospectus.

                                 DIVIDEND POLICY

      We have never declared cash dividends on our common stock. We intend to retain any earnings to finance the development and growth of our business. Accordingly, we do not anticipate that we will declare any cash dividends on our common stock for the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

                              SELLING STOCKHOLDERS

FLETCHER INTERNATIONAL LIMITED

      On December 15, 1998, Fletcher purchased 1,666,667 shares of our common stock and rights to purchase an additional 750,000 shares of our common stock. Fletcher has exercised 100,000 shares of the 750,000 shares and with this 100,000 shares consequently they are left with a warrant to purchase 650,000 shares at $4.50 per share plus the direct ownership of 250,000 shares. On March 16, 1999, we granted Fletcher the right to purchase an additional 100,000 shares of our common stock for $.01 per share. Fletcher was also entitled to obtain additional shares of our common stock because of the late effectiveness of the Registration Statement dated May 5, 1999.

      On November 12, 1999, we entered into another agreement with Fletcher pursuant to which we sold 50,000 shares of our common stock for $.01 per share as payment for our obligations incurred due to the late effectiveness of the Registration Statement. In addition, Fletcher is no longer entitled to any adjustment to obtain additional shares of our common stock and we no longer have a right to require Fletcher to obtain additional shares of our common stock. Fletcher has not held any position of office or had any material relationship with us during the past three years. We have been informed by Fletcher that Alphonse Fletcher, Jr. will exercise the voting and investment authority over the shares of our common stock owned by Fletcher.

      SCOTT NEAR, SAFA ALAI AND WARD BITTER

      Messrs. Near, Alai and Bitter were founding employees and stockholders of Street and received their shares of our common stock and Series D Preferred Stock as payment for their shares of Street's common stock. Their Series D Preferred Stock was converted into shares of our common stock upon our stockholders' approval. Messrs. Near and Alai are scheduled to leave the employ of Learn2, Inc. on December 31, 1999.

      TOM RANDOLPH

      On September 28, 1999, we entered into a settlement agreement with Tom Randolph pursuant to which, among other things, we issued 90,000 shares of our common stock to Mr. Randolph.

      JILL CHERNIN-MARKS

      Ms. Chernin-Marks received 17 shares of our Series D Preferred Stock when she exercised stock options under the Street Stock Option Plan. Ms. Chernin-Marks' Series D Preferred Stock was converted into 5,667 shares of our common stock.

      The following table provides information regarding the selling stockholders' beneficial ownership of our common stock as of August 31, 1999 and as adjusted to reflect the sale of the shares of common stock offered under this prospectus. Beneficial ownership as defined in the Exchange Act includes options and other convertible securities which are exercisable within 60 days.

      Unless we have indicated otherwise, to our knowledge, each of the selling stockholders has sole voting and investment power with respect to its securities. On September 30, 1999, we had 50,993,030 shares of common stock outstanding.

                                                 NUMBER OF
                           BENEFICIAL OWNERSHIP  SHARES TO   BENEFICIAL OWNERSHIP
                             OF COMMON STOCK    BE SOLD IN     OF COMMON STOCK
                            PRIOR TO OFFERING    OFFERING       AFTER OFFERING
STOCKHOLDER                 NUMBER     PERCENT                NUMBER     PERCENT
-----------                 ------     -------                ------     -------
Fletcher International     900,000      1.76%       150,000   750,000(1)  1.47%
  Limited
Scott Near                 442,521        *         442,521     --           0%
Safa Alai                  442,521        *         442,521     --           0%
Ward Bitter                545,336      1.07%         5,000   540,336     1.06%
Tom Randolph                90,000        *          90,000      -           0%
Jill Chernin-Marks           5,667        *           5,667      -           0%

----------
* Less Than 1%
  (1) Registered under the Registration Statement dated May 5, 1999 and includes a warrant to purchase 650,000 shares of our common stock at $4.50 per share.

                              PLAN OF DISTRIBUTION

      We are registering the shares of our common stock covered by this prospectus.

      As used in this prospectus, the selling stockholders include donees, pledgees, transferees or other successors in interest who will hold the selling stockholders' shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling stockholders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

      The selling stockholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling stockholders may sell some or all of their common stock through:

o     ordinary brokers' transactions which may include long or short sales;

o transactions involving cross or block trades or otherwise on the Nasdaq National Market;

o purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

o     market makers or into an existing market for the common stock;

o other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

o     transactions in options, swaps or other derivatives; or

o any combination of the selling options described in this prospectus, or by any other legally available means.

      The selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

      In their selling activities, the selling stockholders will be subject to applicable provisions of the Exchange Act and the Exchange Act's rules and regulations, including Regulation M, which may limit the selling stockholders' timing of purchases and sales of our common stock.

      The selling stockholders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling stockholders or any broker-dealer qualifies as an "underwriter," then they will be subject to the prospectus delivery requirements of Rule 153 of the Securities Act, which may include delivery through the facilities of the NASD.

      In conjunction with sales to or through brokers, dealers or agents, the selling stockholders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock. We have also agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

      In addition to selling its common stock under this prospectus, the selling stockholders may:

o Transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

o Sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

      We will amend or supplement this prospectus if required under the Securities Act. We have agreed to keep the Registration Statement effective until certain events occur which are described in the relevant Registration Rights Agreement.

      If the selling stockholders sell their shares of common stock in accordance with this prospectus, then the legends that restrict the transferability of their common stock will no longer be necessary. Accordingly, the new certificates will be issued to the transferee without restrictive legends.

      Under the securities law of certain states, the common stock offered by the selling stockholders may only be sold in those states using registered or licensed brokers or dealers.

                                     EXPERTS

      The consolidated financial statements of Learn2.com, Inc. (formerly known as 7th Level, Inc.) incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as of December 31, 1998 and for the year ended December 31, 1998, as indicated in their report (dated June 28, 1999) with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report. Our report dated March 17, 1999 included in the Learn2.com, Inc. Form 10-K/A for the year ended December 31, 1998 is no longer appropriate since restated financial statements have been presented giving effect to the business combination with Panmedia Corporation accounted for as a pooling-of-interests.

      The supplementary consolidated financial statements of Learn2.com, Inc. incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as of December 31, 1998 and 1997 and for the two years then ended, and the adjustments that were applied to restate the 1996 consolidated financial statements, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      The consolidated financial statements and financial statement schedule of 7th Level, Inc. (currently Learn2.com, Inc.), as of December 31, 1997 and for each of the years in the two-year period then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of Learn2, Inc. (formerly known as 7th Street.com, Inc. and Street Technologies, Inc.) as of and for the year ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                  ADDITIONAL INFORMATION MADE AVAILABLE TO YOU

      This prospectus is part of a Registration Statement on Form S-3 that we are filing with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our file number is 0-24936.

      You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W.     Northwest Atrium Center    7 World Trade Center
Room 1024                  500 West Madison Street    Suite 1300
Washington, D.C.  20549    Suite 1400                 New York, New York 10048
                           Chicago, Illinois 60661

      You may call the SEC at 1-800-732-0330 for further information about the public reference room.

      We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at HTTP://WWW.SEC.GOV. Our common stock is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning Learn2.com may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

      We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the shares of common stock described in this prospectus.

      The following documents filed with the SEC are incorporated by reference in this prospectus:

      1.    Our Annual Report on Form 10-K/A for the year ended December 31,
            1998.

      2. Our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1999 and Form 10-Q for the quarter ended June 30, 1999.

      3. Our Current Reports on Form 8-K dated January 15, 1999, February 16, 1999 and May 13, 1999, June 1, 1999, July 19, 1999, July 23, 1999
            and November 11, 1999 and Form 8-K/A filed with the SEC on April 16, 1999 and June 30, 1999.

      4. The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC under the Exchange Act.

      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to: Learn2.com, Inc., 1311 Mamaroneck, White Plains, New York 10605, Attention: Chief Executive Officer, or by telephone (914) 682-4300.

                  FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS
                          MAY NOT PROVE TO BE ACCURATE

      This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy, and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made.

      These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus or made in documents incorporated into this prospectus, describe factors that could contribute to or cause differences between our expectations and actual results.

      We have described many of these factors in "Risk Factors" and "Learn2.com, Inc." Because of these risks and uncertainties, the forward-looking information contained in this prospectus may not in fact occur or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee                  $   975.60
Printing and Engraving                                                 6,000.00
Legal Fees and Expenses                                               10,000.00
Accounting Fees and Expenses                                          10,000.00
Miscellaneous                                                          1,500.00
      Total                                                          $28,475.60

      All of the above items, except the registration fee, are estimated. All expenses incurred in connection with this offering will be borne by Learn2.com.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Restated Certificate of Incorporation and By-Laws of the Registrant. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

      Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

      Article Eighth of the Restated Certificate of Incorporation of the Registrant, as amended (the "Certificate"), provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

      Article Tenth of the Registrant's Certificate entitles directors and officers of the Registrant to indemnification to the fullest extent permitted by
Section 145 of the DGCL, as the same may be supplemented from time to time. The Certificate further provides that the Registrant may, to the fullest extent authorized by the Board of Directors, indemnify any employee or agent of the Registrant.

      Pursuant to Section 145(g) of the DGCL, the Registrant's By-Laws, as amended, authorize the Registrant to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the Registration cannot indemnify its officers and directors. The Registrant maintains a primary directors and officers liability and company reimbursement policy which, among other things, provides for payment up to $3 million on behalf of any of the Registrant's past, present or future directors or officers against Loss (as defined in such policy). The Registrant also maintains a supplemental insurance and company reimbursement policy providing for, among other things, payment up to $2 million on behalf of any of the Registrant past, present or future directors or officers against Loss (as defined in such policy).

ITEM 16.    EXHIBITS

      The following exhibits are filed as part of this Registration Statement.

           EXHIBIT
           NUMBER   DESCRIPTION
           ------   -----------

             5.1    Opinion of Swidler Berlin Shereff Friedman, LLP
            23.1    Consent of KPMG LLP
            23.2    Consent of KPMG LLP
            23.3    Consent of Arthur Andersen LLP
            23.4    Consent of Arthur Andersen LLP
            23.5    Consent of Ernst & Young LLP
            23.6    Consent of Swidler Berlin Shereff Friedman, LLP (included in
                    Exhibit 5.1)
            24.1    Power of Attorney (appears on signature page)

ITEM 17.    UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Learn2.com pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of White Plains, State of New York, on this 12th day of November, 1999.

                                  LEARN2.COM, INC.


                                  By: /s/ MARC E. LANDY
                                      ------------------------------------------
                                          Name:  Marc E. Landy
                                          Title: Vice President, Chief Financial
                                                 Officer and Secretary

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Stephen P. Gott and Marc E. Landy, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

               Signature                          Title                                     Date
               ---------                          -----                                     ----

 /s/ Stephen P. Gott
--------------------------  President, Chief Executive Officer and Director          November 12, 1999
Stephen P. Gott             (Principal Executive Officer)


 /s/ Marc E. Landy
-------------------------- Vice President, Chief Financial Officer and Secretary     November 12, 1999
Marc E. Landy              (Principal Financial and Accounting Officer)


 /s/ Donald Schupak
-------------------------- Chairman of the Board of Directors and Director           November 12, 1999
Donald Schupak


 /s/ Robert Alan Ezrin
-------------------------- Vice Chairman of the Board of Directors and Director      November 12, 1999
Robert Alan Ezrin


 /s/ James A. Cannavino
-------------------------- Director                                                  November 12, 1999
James A. Cannavino


 /s/ Jason R. Roberts
-------------------------- Director                                                  November 12, 1999
Jason R. Roberts


/s/ Michael A. Webster
-------------------------- Director                                                  November 12, 1999
Michael A. Webster

                                LEARN2.COM, INC.

                                    FORM S-3
                             REGISTRATION STATEMENT

                                  EXHIBIT INDEX

            Exhibit
            -------
                5.1  Opinion of Swidler Berlin Shereff Friedman, LLP
               23.1  Consent of KPMG LLP
               23.2  Consent of KPMG LLP
               23.3  Consent of Arthur Andersen LLP
               23.4  Consent of Arthur Andersen LLP
               23.5  Consent of Ernst & Young LLP
               23.6 Consent of Swidler Berlin Shereff Friedman, LLP (included in Exhibit 5.1)
               24.1  Power of Attorney (appears on signature page)